UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 28, 2006

Dividend Capital Total Realty Trust Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-125338	30-0309068
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Acquisition or Disposition of Assets

On September 28, 2006, a joint venture (the “Joint Venture”) between a wholly-owned subsidiary of Dividend Capital Total Realty Trust Inc. (the “Company”) and an affiliate of Westcore Properties AC, LLC (“Westcore”), acquired a fee interest in Lundy Avenue Research Park (“Lundy Avenue”), an office property located in San Jose, California. The total acquisition cost of the property was approximately $21.2 million (consisting of an approximate $19.8 million purchase price plus additional due diligence and other closing costs) and was paid for through a combination of an (i) equity contribution from the Company to the Joint Venture using proceeds from the Company’s public equity offering and (ii) an equity contribution from Westcore to the Joint Venture. Lundy Avenue consists of three buildings comprising 177,749 net rentable square feet and is currently 100% leased to a single tenant.

We acquired the asset without the use of debt financing. However, we currently expect the Joint Venture to enter into a loan agreement to partially finance the acquisition of Lundy Avenue. We expect the loan amount to be approximately $14 million. However, the terms of the loan of not yet been determined and there is no guarantee that the loan agreement will occur for the estimated amount or at all.

Pursuant to an advisory agreement between the Company and Dividend Capital Total Advisors LLC (the “Advisor”), upon closing, the Company paid to the Advisor an acquisition fee in the amount of approximately $356,900 (equal to 2% of the Company’s pro rata portion of the approximate $19.8 million purchase price). This amount is not included in the approximate $21.2 million total acquisition cost of the property described above. The Advisor will also receive an asset management fee consisting of: (i) a monthly fee equal to one twelfth of 0.5% of the Company’s pro rata portion of the aggregate cost (before non cash reserves and depreciation) of the property and (ii) a monthly fee equal to 6.0% of the Company’s pro rata portion of the aggregate monthly net operating income derived from the property.

The Joint Venture was formed for the primary purpose of acquiring Lundy Avenue. The Company and Westcore have in the past and may also in the future pursue similar arrangements. Pursuant to the joint venture agreement, the Company and Westcore were required to make initial equity capital contributions equal to 90.0% and 10.0%, respectively, of the total acquisition cost of the property. Additional capital contributions require the unanimous written approval of both parties as to the amount and timing thereof. In addition, Westcore is eligible for potential profit participation upon the ultimate sale of the property. The property’s sole tenant, Flextronics International Ltd. (“Flextronics”), will self-manage the property. As such, no property management agreement has been established.

Lundy Avenue was acquired by the Joint Venture pursuant to a purchase agreement entered into by and between Westcore Lundy, LLC (a wholly-owned subsidiary of the Joint Venture formed solely to acquire this property) and Flextronics, the seller and the sole tenant of Lundy Avenue. The total cost of this acquisition may increase by additional costs which have not yet been finally determined. Any additional costs are not expected to be material.

Property	Years Built (1)	Total Approximate Acquisition Cost (2)	Net Rentable Area (Square Feet)	Occupancy	Major Tenant (3)
Lundy Avenue Research Park	1981-1999	$21,200,000	177,749	100%	Flextronics

(1)	The property consists of three buildings constructed in 1981, 1997 and 1999.

(2)	Total Approximate Acquisition Cost includes a purchase price of approximately $19,800,000 plus additional due diligence and other closing costs. This cost does not include an estimated acquisition fee to be paid by the Company (pursuant to terms of an advisory agreement described in the Company’s prospectus) to the Advisor in the amount of approximately $356,900.

(3)	Flextronics is the property’s sole tenant.

Item 9.01	Financial Statements and Exhibits

To be filed by amendment. Pursuant to Item 9.01 of Form 8-K, the registrant hereby undertakes to file financial statements filed in response to this item on an amendment to the Current Report on Form 8-K within 75 days from the date of acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dividend Capital Total Realty Trust Inc. (Registrant)

Date: September 28, 2006	By:	/s/ JOHN E. BIALLAS
	Name:	John E. Biallas
	Title:	Chief Operating Officer